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THE CORONATION CODE OF ETHICS IN RELATION TO SEI

INTRODUCTION

This Code of ethics applies to all Coronation employees including executive and non-executive directors.

It is our objective to achieve high levels of growth. We strive for a learning environment where there is an ongoing commitment to improve productivity, quality and profitability.

There is a danger that unrealistic expectations can lead to inappropriate risk being taken or integrity being undermined. It is therefore important that these risks be mediated by a realistic acceptance of failures and set-backs. We strive to realise and maximise potential, but the sun still rises if these goals are not met. To the external environment we prefer to undersell and overdeliver.

Working structures are designed to encourage independence, responsibility and performance. We wish to conduct our affairs with honesty, integrity, diligence and professionalism.

CONFIDENTIALITY OF INFORMATION

Staff may not disclose any information concerning the business or general affairs of the company or any of its clients to any person or fellow employees who do not have a business requirement for such information or to whom disclosure could be detrimental to the company or any of its clients. Such information includes financial data, contracts, business strategies and any information designated as confidential.

DISCLOSURE OF CONFLICTS OF INTEREST

Staff are required to disclose any potential conflicts of interest to their compliance officer in writing. Conflicts of interest are any matters that could reasonably be expected to interfere with an employee's duty to the company.

Any member of staff who receives monetary or other compensation in addition to that received as a consequence of his/her employment with the company, should disclose the details of such arrangement to their compliance officer.

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PRESS STATEMENTS

All dealings with the press are to be directed either through the marketing department of the company in question, through the company's communications consultants, or through Coronation Holdings. Staff authorised to make statements to the press on the company and /or any activity that the company performs must forward a copy of the returned press statement to the marketing department. At all times press statements must be requested to be returned from the writer for review before printing.

SHARE DEALING ACTIVITIES

The nature of the company's business activities demand the utilisation of financial instruments to maximise returns on the management of client and company funds. It is therefore a policy of the company not to permit personal account trading. The objective is to reduce risk of insider trading and to avoid personal conflicts of interest. Individuals are however allowed to make personal investments. These investments will be deemed to be of a long-term nature and as a benchmark, no turnarounds of 365 days or less will be permitted.

CORONATION ASSET MANAGEMENT (PTY) LTD ("CAM"), is confident that its officers, Directors, and employees act with integrity and good faith. CAM recognizes, however, that personal interests may conflict with the CLIENT'S interests where officers, Directors or employees:

   -    know about the Fund's present or future Fund portfolio transactions; or

   -    have the power to influence Fund portfolio transactions; and

   -    engage in SECURITIES transactions for their personal account(s).

In an effort to prevent any conflicts from arising CAM has adopted this Code of Ethics to address transactions that may create or appear to create conflicts of interest, and to establish reporting requirements and enforcement procedures.


This Code sets forth specific prohibitions regarding Securities transactions. All employees and directors of CAM are considered ACCESS PERSONS. As such, all of the prohibitions and restrictions contained in this Code are universally applicable.

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STATEMENT OF GENERAL PRINCIPLES.


In recognition of the trust and confidence placed in CAM by the client, and because CAM believes that its operations should benefit the client, CAM has adopted the following universally applicable principles:

         1. The interest of the client is paramount. You must place the interest of the client before your own.

         2. You must accomplish all personal securities transactions in a manner that avoids a conflict (or the appearance of a conflict) between your personal interests and those of the client.

         3. You must avoid actions or activities that allow (or appear to allow) you or your family to benefit from your position with CAM, or that brings into question your independence or judgment.

PROHIBITIONS AND RESTRICTIONS APPLICABLE TO CAM PERSONNEL.

         A.   PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION.

              You cannot, in connection with the purchase or sale, directly or indirectly, of a SECURITY HELD OR TO BE ACQUIRED by the Fund (SIT Emerging Markets Portfolio, Mediolanum Top Managers Emerging Markets Portfolio):

              1.  Employ any device, scheme or artifice to defraud the Fund;

              2. make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

              3. engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

              4. engage in any manipulative practice with respect to the Fund.


         B.   LIMITS ON ACCEPTING OR RECEIVING GIFTS.

              Access persons cannot accept or receive any gift of more than de minimis value from any person or entity in connection with the client's fund (or any series thereof), enter into a contract, development of an economic relationship, or other course of dealing by or on behalf of the Fund.

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         C.   BLACKOUT PERIOD ON PERSONAL SECURITIES TRANSACTIONS.

              ACCESS PERSONS who in connection with their regular duties, make, participate in, or obtain information regarding the purchase or sale of Securities by the Fund and any Natural Control Persons who obtain information regarding recommendations of Securities made to the Fund may not purchase or sell, directly or indirectly, any Security in which they have (or by reason of such transaction acquire) any BENEFICIAL OWNERSHIP on the same day as the same (or a related) Security is being purchased or sold by the Fund (or any series thereof).

              No activity in Coronation Holdings Limited shares, Namibian Harvest Investments Limited shares or African Harvest Limited shares is permitted during the period between 30 September and the final reporting date, and between 31 March and the interim reporting date.

              Activity in Coronation Holdings Limited, Namibian Harvest Investments Limited and African Harvest Limited shares will be restricted from time to time when a cautionary or other public announcement is made. Staff will be notified in these instances, and prior approval from the Compliance Officer will be required to trade during the restricted period.

         D.   PROHIBITION ON SELLING RECENTLY-ACQUIRED SECURITIES.

              ACCESS PERSONS who, in connection with their regular duties, make, participate in, or obtain information regarding THE PURCHASE OR SALE OF SECURITIES by the Fund; and Natural CONTROL Persons who obtain information concerning recommendations of SECURITIES made to the Fund may not sell a SECURITY within 365 days of acquiring that SECURITY.

         E.   PRE-APPROVAL OF INVESTMENTS IN IPOS AND LIMITED OFFERINGS.

              Access persons who, in connection with their duties, make or participate in making recommendations regarding the purchase or sale of securities by a Fund or Natural Control Persons who obtain information concerning recommended securities must obtain approval from the Compliance Officer, before directly or indirectly acquiring beneficial ownership of any securities in an IPO or limited offering.

         F.   DERIVATIVE INSTRUMENTS

              Futures and options may not be traded.

         G.   SHARE DEALING ENTITIES OR ARRANGEMENTS

              This code of ethics applies equally to any close corporation, syndicates or informal arrangements which a member of staff is involved in where the principal business is share dealing and the employee is involved in the investment decisions i.e. investment clubs.

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REPORTING REQUIREMENTS.

         All access persons must comply with the reporting requirements set forth in Part A.

REVIEW AND ENFORCEMENT OF CAM'S CODE.

         APPOINTMENT OF A COMPLIANCE OFFICER.

         A compliance officer has been appointed by CAM to perform inter alia the duties described below.

         THE COMPLIANCE OFFICER'S DUTIES AND RESPONSIBILITIES.

         1. The Compliance Officer shall notify each person who becomes an ACCESS PERSON of CAM and who is required to report under this Code of Ethics and their reporting requirements no later than 10 days before the first quarter in which such person is required to begin reporting.

         2. The Compliance Officer will, on a quarterly basis, compare all reported personal securities transactions with the client's completed portfolio transactions and a list of SECURITIES that were BEING CONSIDERED FOR PURCHASE OR SALE by the client's investment adviser(s) during the period to determine whether a Code violation may have occurred. Before determining that a person has violated the Code, the Compliance Officer must give the person an opportunity to supply explanatory material.

         3. If the Compliance Officer finds that a Code violation may have occurred, or believes that a Code violation may have occured, the Compliance Officer must submit a written report regarding the possible violation, together with the confidential report and any explanatory material provided by the person, to the Managing Director ("MD") of CAM. The MD will independently determine whether the person violated the Code.

         4. No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

         5. The Compliance Officer will submit his or her own reports, as may be required pursuant to Part A hereof, to an Alternate Compliance Officer who shall fulfill the duties of the Compliance Officer with respect to the Compliance Officer's reports.

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         6.   The Compliance Officer will create a written report detailing any approval(s) granted to access persons for the purchase of securities offered in connection with an IPO or a LIMITED OFFERING. The report must include the rationale supporting any decision to approve such a purchase.

RESOLUTION; SANCTION(S).

         If the MD finds that a person has violated the Code, the MD will approve a proposed resolution of the situation or, if appropriate, impose upon the person sanctions that the MD deems appropriate and will report the violation and the resolution and/or sanction imposed to the Fund's Board of Trustees at the next regularly scheduled board meeting unless, in the sole discretion of the MD, circumstances warrant an earlier report.

         At least once a year, CAM will provide the Fund's Board of Trustees with a WRITTEN report that includes:

         1. ISSUES ARISING UNDER THE CODE. The reports must describe any issue(s) that arose during the previous year under the codes or procedures thereto, including any material code or procedural violations, and any resulting sanction(s);

         2. The Compliance Officer, MD and principal underwriter(s) may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Board; and

         3. CERTIFICATION. Each report must be accompanied by a certification to the Board that the Fund, CAM, and principal underwriter(s) have adopted procedures reasonably necessary to prevent their access persons from violating their code of ethics.

INTERRELATIONSHIP WITH THE FUND'S (CLIENT) CODE OF ETHICS.

         1.   GENERAL PRINCIPLE.

              A person who is BOTH an officer and/or Trustee of the Fund AND an officer, Director, and/or employee of CAM, is only required to report under this Code of Ethics.

         2.   PROCEDURES.  The MD of CAM shall:

              1. Submit to the Board of Trustees of the Fund a copy of this Code of Ethics;

              2. Promptly furnish to the Fund, upon request, copies of any reports made under this Code of Ethics by any person who is also covered by the Client's code;

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              3.   Promptly report to the Fund in writing any material
                   amendments to this Code of Ethics; and

              4. Immediately furnish to the Fund, without request, all material information regarding any violation of this Code of Ethics by any person.

RECORD KEEPING.

CAM will maintain records as set forth below. They will be available for examination by representatives of the regulatory agencies.

         1. A copy of this Code and any other code adopted by CAM, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

         2. A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

         3. A copy of each Quarterly Transaction Report, Initial Holdings Report, and Annual Holdings Report submitted under this Code, including any information provided in lieu of any such reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

         4. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

         5. A copy of each annual report required in terms of this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

         6. CAM must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or LIMITED OFFERING, for at least five years after the end of the fiscal year in which the approval is granted.

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MISCELLANEOUS.

         1. CONFIDENTIALITY. All reports and other information submitted to the Fund pursuant to this Code will be treated as confidential, provided that such reports and information may be produced to the regulatory agencies.

         2. INTERPRETATION OF PROVISIONS. The MD may from time to time adopt such interpretations of this Code, as it deems appropriate.

         3. COMPLIANCE CERTIFICATION. Within 10 days of becoming an ACCESS PERSON of CAM, and each year thereafter, each such person must complete the Compliance Certification that can be obtained from the Compliance Officer.













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                                     PART A

              ACCESS PERSONS AND EMPLOYEES WITH INFORMATION ACCESS


I.       LIST OF SECURITIES HOLDINGS

         A.   INITIAL HOLDINGS REPORT.

              You must submit a listing of all SECURITIES you BENEFICIALLY OWN, as well as all of your securities accounts, as of the date you first become subject to this Code's reporting requirements. You must submit this list to the Compliance Officer within 10 days of the date you first become subject to this Code's reporting requirements.

         B.   QUARTERLY HOLDINGS REPORT.

              Each quarter, you must submit to the Compliance Officer a listing of all SECURITIES you BENEFICIALLY OWN, as well as all of your securities accounts. Your list must be current as of a date no more than 30 days before you submit the report.

II.      REQUIRED TRANSACTION REPORTS

         All transactions are to be reported to the Compliance Officer on a deal by deal basis.

         A.   QUARTERLY TRANSACTION REPORTS.

              1. Each quarter, you must report all of your SECURITIES transactions effected, as well as any securities accounts you established, during the quarter. Access persons are only allowed to have accounts with Coronation Securities Limited. You must submit your report to the Compliance Officer NO LATER THAN 10 days after the end of each calendar quarter.

              2. If you had no reportable transactions and did not open any securities accounts during the quarter, you are still required to submit a report. Please note on your report that you had no reportable items during the quarter, and return it, signed and dated.

              3. You need not submit a quarterly report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, provided that all required information is contained in the broker trade confirmations or account statements and is received by the Compliance Officer NO LATER THAN 10 days after the end of the calendar quarter. Please see the Compliance Officer for more information about this reporting mechanism.



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         B.   WHAT SECURITIES TRANSACTIONS AND ACCOUNTS ARE COVERED UNDER THE
              QUARTERLY REPORTING OBLIGATION?

              You must report all transactions in SECURITIES that: (i) you directly or indirectly BENEFICIALLY OWN; or (ii) because of the transaction, you acquire direct or indirect BENEFICIAL OWNERSHIP. You must also report all of your accounts in which any securities were held for your direct or indirect benefit.

         C.   WHAT SECURITIES AND TRANSACTIONS MAY BE EXCLUDED FROM THE REPORT?

              You are not required to detail or list the following items on your reports:

              1. Purchases or sales effected for any account over which you have no direct or indirect influence or control;

              2. Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan, where you purchased a SECURITY issued by your employer;

              3. Purchases effected on the exercise of rights issued by an issuer PRO RATA to all holders of a class of its SECURITIES, as long as you acquired these rights from the issuer, and sales of such rights;

              4. Purchases or sales which are non-volitional, including purchases or sales upon the exercise of written puts or calls and sales from a margin account pursuant to a BONA FIDE margin call; and

              5.   Purchases or sales of any of the following securities:

              - Banker's acceptances, bank certificates of deposit, commercial paper and HIGH QUALITY SHORT-TERM DEBT INSTRUMENTS, including repurchase agreements; and

              -    Shares issued by registered, open-end investment companies.